ARTICLES OF MERGER


         These Articles of Merger are submitted for filing to the Utah Department of Commerce, Division of Corporations and Commercial Code of the State of Utah pursuant to Utah Code Ann. ss. 16-10a-1105.


                                    Article I
                                 Plan of Merger

         Pursuant to the provisions of Utah Code Ann. ss. 16-10a-1105, Aradyme Development Corporation, a Nevada corporation ("Aradyme"), 677 East 700 South, Suite 201, American Fork, Utah 84003, and Albion Merger Corporation, a Utah corporation ("MergerCo"), 24351 Pasto Road, Suite B, Dana Point, California 92629, entered into a Plan of Merger by the terms of which MergerCo became the surviving corporation in said merger and changed its name to Aradyme Development Corporation as the surviving corporation.


                                   Article II
                  Capital Stock of the Constituent Corporations

         The respective designations and number of shares of each class and series of capital stock of the constituent corporations outstanding on the day of the Plan of Merger were as follows:

         Name of Corporation                    Designation of Shares              Number of Shares Outstanding

MergerCo                                Common stock                                                  1
Aradyme                                 Common stock                                         13,113,574
                                        Preferred stock                                          12,000


                                   Article III
                           Approval of Plan of Merger

         The Plan of Merger has been presented to the stockholders and directors of the constituent corporations in the manner required by law and the corporations' articles and bylaws and has been approved as follows:

         The directors of Aradyme approved and adopted the Plan of Merger by unanimous written consent dated February 7, 2003.

         The common stockholders of Aradyme approved and adopted the Plan of Merger by majority written consent dated March 7, 2003, representing 11,328,556 shares, or 86%, of the 13,113,574 shares of common stock.

         The preferred stockholders of Aradyme approved and adopted the Plan of Merger by majority written consent dated March 7, 2003, representing 10,000 shares, or 83%, of the 12,000 shares of preferred stock.

         The directors of MergerCo approved and adopted the Plan of Merger by unanimous written consent dated March 13, 2003.

         The sole stockholder of MergerCo approved and adopted the Plan of Merger by majority written consent dated March 13, 2003, representing the one issued and outstanding share of common stock.


                                   Article IV
                             Terms of Plan of Merger

         The merger provided for herein shall become effective at the close of business on the date it is filed with the Secretary of State of the State of Nevada and the Utah Department of Commerce, Division of Corporations and commercial Code of the State of Utah.

         The terms of the Plan of Merger provided that the holders of common stock of Aradyme will receive an equal number of shares on a pro rata basis of common stock of the parent corporation of MergerCo, Albion Aviation, Inc., a Delaware corporation, and that the holders of preferred stock of Aradyme will receive an equal number of shares on a pro rata basis of the preferred stock of Albion Aviation, Inc. As consideration, the issued and outstanding shares of Aradyme common stock and preferred stock will be surrendered for cancellation to MergerCo and canceled without any consideration issued therefor.

         The Plan of Merger is attached hereto and marked as Exhibit A.


                                    Article V
                      Articles of Incorporation; Amendment

         The  articles of  incorporation  of MergerCo  shall be the  articles of
incorporation  of  the  surviving   corporation  with  the  following   specific
amendment:

                                    Article I
                                      Name
                  The name of the corporation shall be Aradyme Development Corporation.


                                   Article VI
                              Surviving Corporation

         The address of the surviving corporation shall be:

         Aradyme Development Corporation
         677 East 700 South, Suite 201
         American Fork, Utah 84003

         IN WITNESS HEREOF, these Articles of Merger have been signed this 13th day of March, 2003.


                                              ARADYME DEVELOPMENT CORPORATION


                                              By
                                                     Kirk L. Tanner, President


                                              ALBION MERGER CORPORATION


                                              By
                                                    James R. Spencer, President